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       FRONTIER INSURANCE GROUP, INC.    1995 FORM 10-K   EXHIBIT 10.13
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                                CREDIT AGREEMENT



                                  by and among



                         FRONTIER INSURANCE GROUP, INC.,


                              THE BANK OF NEW YORK,
                                    as Agent


                                       and


                            THE LENDERS PARTY HERETO





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                                   $35,000,000

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                            Dated as of June 29, 1995



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                               TABLE OF CONTENTS



1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION ...............................  1
   1 1   Definitions ........................................................  1
   1.2   Principles of Construction ......................................... 11

2. AMOUNT AND TERMS OF LOANS ................................................ 13
   2.1   Loans .............................................................. 13
   2.2   Notes  ............................................................. 13
   2.3   Notice of Borrowing  ............................................... 13
   2.4   Use of Proceeds  ................................................... 14
   2.5   Termination or Reduction of Commitments ............................ 14
   2.6   Prepayments of the Loans ........................................... 15
   2.7   Extension of Commitment Termination Date ........................... 15

3. PROCEEDS, PAYMENTS, CONVERSIONS, INTEREST, YIELD
   PROTECTION AND FEES .............................  ....................... 16
   3.1   Disbursement of the Proceeds of the Loans .......................... 16
   3.2   Payments  .......................................................... 17
   3.3   Conversions; Other Matters  ........................................ 17
   3.4   Interest Rates and Payment Dates ................................... 19
   3.5   Indemnification for Loss ........................................... 20
   3.6   Reimbursement for Costs, Etc. ...................................... 21
   3.7   Illegality of Funding .............................................. 22
   3.8   Option to Fund; Substituted Interest Rate .......................... 23
   3.9   Certificates of Payment and Reimbursement .......................... 24
   3.10  Taxes; Net Payments  ............................................... 24
   3.11  Commitment Fee  .................................................... 25

4. REPRESENTATIONS AND WARRANTIES ........................................... 25
   4.1   Existence and Power ................................................ 25
   4.2   Authority  ......................................................... 25
   4.3   Binding Agreement  ................................................. 26
   4.4   Litigation  ........................................................ 26
   4.5   No Conflicting Agreements .......................................... 26
   4.6   Taxes  ............................................................. 26
   4.7   Compliance with Applicable Laws; Filings ........................... 27
   4.8   Governmental Regulations  .......................................... 27
   4.9   Federal Reserve Regulations; Use of Loan Proceeds .................. 27

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   4.10  No Misrepresentation  .............................................. 28
   4.11  Plans  ............................................................. 28
   4.12  Environmental Matters  ............................................  28
   4.13  Financial and Annual Statutory Statements .......................... 29

5. CONDITIONS OF LENDING - LOANS ON THE FIRST BORROWING DATE  ............... 29
   5.1   Evidence of Corporate Action ....................................... 29
   5.2   Notes  ............................................................. 30
   5.3   Litigation ......................................................... 30
   5.4   Opinion of Special Counsel ......................................... 30
   5.5   Opinions of Counsel to the Borrower ................................ 30
   5.6   Payment of Fees .................................................... 30

6. CONDITIONS OF LENDING - ALL LOANS ........................................ 30
   6.1   Compliance  ........................................................ 30
   6.2   Loan Closings  ..................................................... 31

7. AFFIRMATIVE AND FINANCIAL COVENANTS  ..................................... 31
   7.1   Legal Existence  ................................................... 31
   7.2   Taxes  ............................................................. 31
   7.3   Insurance  ......................................................... 31
   7.4   Performance of Obligations ......................................... 32
   7.5   Condition of Property .............................................. 32
   7.6   Observance of Legal Requirements ................................... 32
   7.7   Financial Statements and Other Information ......................... 32
   7.8   Records  ........................................................... 33
   7.9   Authorizations  .................................................... 34
   7.10  Interest Coverage Ratio  ........................................... 34
   7.11  Debt Service Ratio  ................................................ 34
   7.12  FIC Statutory Capital and Surplus  ................................. 34
   7.13  FIC Total Adjusted Capital ......................................... 34
   7.14  FIC Compliance with IRIS Ratios  ................................... 34
   7.15  Participation in IRIS .............................................. 34
   7.16  Concerning the Tax Sharing Agreement  .............................. 34

8. NEGATIVE COVENANTS ....................................................... 35
   8.1   Liens  ............................................................. 35
   8.2   Dispositions  ...................................................... 35
   8.3   Acquisitions  ...................................................... 36
   8.4   Line of Business ................................................... 36
   8.5   Transactions with Affiliates  ...................................... 36
   8.6   Adoption of Pension Plans .......................................... 36


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9. DEFAULT .................................................................. 36
     9.1   Events of Default ................................................ 36
     9.2   Contract Remedies ................................................ 38

10. THE AGENT ............................................................... 39
    10.1   Appointment ...................................................... 39
    10.2   Delegation of Duties ............................................. 39
    10.3   Exculpatory Provisions ........................................... 39
    10.4   Reliance by Agent ................................................ 40
    10.5   Notice of Default ................................................ 40
    10.6   Non-Reliance ..................................................... 41
    10.7   Indemnification .................................................. 41
    10.8   Agent in its Individual Capacity ................................. 42
    10.9   Successor Agent .................................................. 42

11. OTHER PROVISIONS ........................................................ 42
    11.1   Amendments, Waivers, Etc. ........................................ 42
    11.2   Notices .......................................................... 43
    11.3   No Waiver; Cumulative Remedies ................................... 44
    11.4   Survival of Representations and Warranties ....................... 44
    11.5   Payment of Expenses and Taxes .................................... 44
    11.6   Lending Offices .................................................. 45
    11.7   Successors and Assigns ........................................... 45
    11.8   Counterparts ..................................................... 46
    11.9   Set-off and Sharing of Payments .................................. 47
    11.10  Indemnity ........................................................ 48
    11.11  Governing Law .................................................... 48
    11.12  Severability ..................................................... 48
    11.13  Integration ...................................................... 49
    11.14  Treatment of Certain Information ................................. 49
    11.15  Acknowledgments .................................................. 49
    11.16  Consent to Jurisdiction .......................................... 49
    11.17  Service of Process ............................................... 50
    11.18  No Limitation on Service or Suit ................................. 50
    11.19  WAIVER OF TRIAL BY JURY .......................................... 50

EXHIBITS

Exhibit A    List of Commitments, Lending Offices and Addresses for Notices



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Exhibit    B    Form of Note
Exhibit    C    Form of Borrowing Request
Exhibit    D    Form of Opinion of Counsel to the Borrower
Exhibit    E    Form of Opinion of Special Counsel
Exhibit    F    Form of Assignment and Acceptance Agreement
Exhibit    G    Form of Negotiated Rate Advance Request
Exhibit    H    Form of Compliance Certificate
Exhibit    I    List of Other Expenses


SCHEDULES

Schedule 4.4    List of Litigation
Schedule 8.1    List of Existing Liens





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     CREDIT  AGREEMENT,  dated  as of  June  29,  1995,  by and  among  FRONTIER
INSURANCE GROUP, INC., a Delaware corporation (the "Borrower"), THE BANK OF NEW YORK ("BNY") and such other Lenders becoming parties hereto from time to time in accordance with the provisions hereof (each a "Lender" and, collectively, the "Lenders") and BNY, as agent for the Lenders (in such capacity, the "Agent").

1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

     1.1 Definitions

     When used herein, each of the following terms shall have the meaning ascribed thereto unless the context hereof otherwise specifically requires:

     "ABR Advances": the Loans (or any portions thereof) at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Alternate Base Rate.

     "Accumulated Funding Deficiency": as defined in Section 302 of ERISA.

     "Acquisition": with respect to any Person, any consolidation or merger into or with another Person, or the acquisition by such Person of all or substantially all of the assets of another Person, or the entry by such Person into a binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders.

     "Advance": an ABR Advance, a Fixed Rate Advance or a Negotiated Rate Advance, as the case may be.

     "Affected Advance": as defined in Section 3.8(b).

     "Affiliate": with respect to any Person at any time and from time to time, any other Person (other than a consolidated subsidiary of such Person) which, at such time (a) controls such Person, (b) is controlled by such Person or (c) is under common control with such Person. The term "control", as used in this definition with respect to any Person, means the power, whether direct, or indirect through one or more intermediaries, to


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direct or cause the  direction  of the  management  and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

     "Aggregate Commitment Amount": at any date, the sum of the Commitment Amounts of all Lenders on such date.

     "Agreement":   this  Credit   Agreement,   as  the  same  may  be  amended,
supplemented or otherwise modified from time to time.

     "Alternate Base Rate": for any day, a rate per annum equal to the greater of (a) the BNY Rate in effect on such day, or (b) 0.50% plus the Federal Funds Effective Rate (rounded, if necessary, to the nearest 1/100th of 1% or, if




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there is no nearest  1/100 of 1%, then to the next higher 1/100 of 1%) in effect on such day.

     "Annual Statutory Statement": with respect to each Insurance Subsidiary, any financial statement, together with related rates and schedules, which such Insurance Subsidiary is obligated to file on an annual basis with any Applicable Insurance Regulatory Authority.

     "Applicable Insurance Regulatory Authority": with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority located in the jurisdiction in which such Insurance Subsidiary is domiciled and, to the extent that it has any regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary is licensed.

     "Applicable Lending Office": in respect of each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Exhibit A or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

     "Assessment Rate": with respect to any CD Interest Period applicable to a CD Advance, the rate (expressed as a decimal, rounded, if necessary, to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%), as reasonably determined by the Agent at the commencement of such Interest Period, to be the current maximum annual assessment rate (exclusive of any credits) payable by BNY to the Federal Deposit Insurance Corporation (or any successor) for insurance of domestic time deposits at the principal office of BNY in New York City.

     "Assignment": as defined in Section 11.7(c).

     "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by an assignor and an assignee pursuant to which, subject to the terms and conditions hereof, the assignor assigns to the assignee all or any portion of such assignor's Loans, Notes and Commitment, substantially in the form of Exhibit F.



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     "Assignment Fee": as defined in Section 11.7(c).

     "Authorized Control Level Risk-Based Capital": the amount, as calculated by the NAIC as the risk-based capital requirement for property/casualty insurance companies, set forth on page 20, line 26 of the Annual Statutory Statement of FIC most recently filed with the New York State Department of Insurance, or if such amount is not set forth in such Statement, the amount required to be set forth on such page and line in any other Annual Statutory Statement of FIC most recently filed with an Applicable Insurance Regulatory Authority.

     "Benefited Lender": as defined in Section 11.9(b).

     "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

     "Borrowing Date": each date upon which one or more Loans is made.

     "Borrowing Request": a request for Loans in the form of Exhibit C.

     "CD Advance": a given portion of the Loans selected by the Borrower to bear interest during a CD Interest Period selected by the Borrower at a rate per annum based upon a CD Rate determined with reference to such CD Interest Period, all pursuant to and in accordance with Sections 2.3 and 3.3.

     "CD Interest Period": the period commencing on any Domestic Business Day selected by the Borrower in accordance with Section 2.3 or Section 3.3 and ending 30, 60, 90 or 180 days thereafter, as selected by the Borrower in accordance with such Sections, provided, however, that if any CD Interest Period would otherwise end on a day which is not a Domestic Business Day, such CD
Interest Period shall be extended to the immediately succeeding Domestic Business Day.




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     "CD Rate":  with respect to each CD Advance and as determined by the Agent, a rate of interest per annum (rounded, if necessary, to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%) equal to the sum of (i) the Assessment Rate, plus (ii) the product of (a) the Dealer Bid Rate, and (b) Statutory Reserves.

     "Code": the Internal Revenue Code of 1986, as the same may be amended, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

     "Commitment": in respect of any Lender, such Lender's undertaking to make Loans to the Borrower, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Commitment Amount of such Lender.

     "Commitment Amount": as of any date and with respect to any Lender, the amount set forth adjacent to its name under the heading "Commitment Amount" in Exhibit A on such date or, in the event that such Lender is not listed in Exhibit A, the "Commitment Amount" which such Lender shall have assumed from another Lender in accordance with Section 11.7 on or prior to such date, as all of the same may be adjusted from time to time pursuant to Sections 2.5 and 11.7(c).

     "Commitment Fee": as defined in Section 3.11.

     "Commitment Percentage": as of any date and with respect to any Lender, a fraction the numerator of which is such Lender's Commitment Amount on such date, and the denominator of which is the Aggregate Commitment Amount on such date.

     "Commitment Period": the period commencing on the Effective Date and ending on the Commitment Termination Date or such earlier date as all of the Commitments shall have been terminated in accordance herewith.

     "Commitment Termination Date": December 31, 1999, as the same may be extended from time to time in accordance with Section 2.7.



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     "Compensatory Interest Payment": as defined in Section 3.4(c).

     "Compliance Certificate": a certificate in the form of Exhibit H.

     "Consolidated": the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.

     "Contingent Obligation": as to any Person (the "secondary obligor"), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor,
(ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation,
(iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof, and (v) in respect of the Indebtedness of any partnership in which such secondary obligor is a general partner, except to the extent that such Indebtedness of such partnership is nonrecourse to such secondary obligor and its separate Property; provided, however, that the term "Contingent Obligation" shall not include the indorsement of instruments for deposit or collection in the ordinary course of business.

     "Continuing Lenders": as defined in Section 2.7(b).

     "Control Person": as defined in Section 3.6.

     "Convert", "Conversion", and "Converted": each a reference to a conversion pursuant to Section 3.3 of one Type of Loan into another Type of Loan.


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     "Dealer  Bid  Rate":  with  respect to each CD  Advance,  the  average,  as determined by the Agent (rounded, if necessary, to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%), of the rate per annum determined by BNY to be the rate per annum bid at or about 11:00 A.M. on the first day of the Interest Period applicable to such CD Advance by two or more New York City certificate of deposit dealers of recognized standing selected by BNY for the purchase on such day, at par, of its certificates of deposit in an amount approximately equal to its Commitment Percentage of such CD Advance and having a period to maturity approximately equal to the Interest Period applicable to such CD Advance, provided, however, that if such quotations from such dealers are not available to BNY, such bank shall notify the Agent of a reasonably equivalent rate determined by it on the basis of another source or sources selected by it.

     "Debt Service Ratio": for any period, the ratio of Dividend/Investment Income for such period to Interest Expense and Principal Reduction for such period.

     "Default": any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Disposition": with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of any Property of such Person.

     "Dividend/Investment Income": for any period, the sum of (a) stockholder dividends permitted by law to be paid to the Borrower by FIC during such period without prior regulatory approval, (b) net investment income received by the Borrower in cash during such period on investments held by the Borrower in entities which are not Affiliates of the Borrower and (c) the gross amount paid to the Borrower during such period by its Consolidated Subsidiaries under the Tax Sharing Agreement, minus the aggregate amount of taxes paid by the Borrower during such period on behalf of itself and its Consolidated Subsidiaries.

     "Dollar" or "$": lawful currency of the United States of America.


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     "Domestic  Business Day":  any day (other than a Saturday,  Sunday or legal holiday in the State of New York) on which banks are open for business in New York City.

     "Effective Date": June 29, 1995.

     "Employee  Benefit  Plan":  an employee  benefit plan within the meaning of
Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

     "ERISA Affiliate": when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code or, solely with respect to applicable provisions of the Code, Sections 414(m) or (o) of the Code, of which the Borrower or any Subsidiary is a member.

     "Eurodollar Advance": a given portion of the Loans selected by the Borrower to bear interest during an Interest Period selected by the Borrower at a rate per annum based upon a Eurodollar Rate determined with reference to such Interest Period, all pursuant to and in accordance with Sections 2.3 and 3.3.

     "Eurodollar Business Day": any Domestic Business Day, other than a Domestic Business Day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     "Eurodollar Interest Period": the period commencing on any Eurodollar Business Day selected by the Borrower in accordance with Section 2.3 or Section
3.3 and ending one, two, three or six months thereafter, as selected by the Borrower in accordance with such Sections, subject to the following:


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          (i) if any Interest Period would otherwise end on a day which is not a
Eurodollar Business Day, such Interest Period shall be extended to the immediately succeeding Eurodollar Business Day unless the result of such extension would be to carry the end of such Interest Period into another calendar month, in which event such Interest Period shall end on the Eurodollar Business Day immediately preceding such day; and

          (ii) if any Interest Period shall begin on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Eurodollar Business Day of such latter calendar month.

     "Eurodollar Rate": with respect to each Eurodollar Advance and as determined by the Agent, a rate of interest per annum (rounded, if necessary, to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%) equal to a fraction, the numerator of which is the rate per annum quoted by BNY at approximately 11:00 A.M. New York time (or as soon thereafter as practicable) two Eurodollar Business Days prior to the first day of such Interest Period to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount approximately equal to its Commitment Percentage of such Eurodollar Advance and having a period to maturity approximately equal to the Interest Period applicable to such Eurodollar Advance, and the denominator of which is an amount equal to 1.00 minus the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject, in respect of eurocurrency liabilities without benefit of credits for proration, exceptions or offsets which may be available from time to time to BNY.

     "Event of Default": any of the events specified in Section 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

     "Extension Request": as defined in Section 2.7.

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     "Federal Funds Effective Rate": for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Domestic Business Day, for the next preceding Domestic Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Domestic Business Day, the average (rounded, if necessary, to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

     "FIC":   Frontier   Insurance   Company,  a  New  York  corporation  and  a
wholly-owned subsidiary of the Borrower.

     "FIC Contribution": the capital contribution to be made by the Borrower to FIC on or before July 1, 1995 in an amount up to $45,000,000.

     "Financial Statements": as defined in Section 4.13(a).

     "Fixed Rate": a CD Rate or a Eurodollar Rate, as the case may be.

     "Fixed Rate Advance": a CD Advance or a Eurodollar Advance, as the case may be.

     "GAAP": generally accepted accounting principles as from time to time in effect in the United States.

     "Governmental Authority": any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

     "Highest Lawful Rate": the maximum rate of interest, if any, which at any time or from time to time may be contracted for, taken, charged or received on the Loans or the Notes or which may be owing to any Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

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     "Indebtedness":  as to any Person,  at a particular time, all items of such
Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual Liens arising in the ordinary course of business), (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, and (g) Contingent Obligations; provided that, for purposes of this definition, Indebtedness shall not include obligations in respect of interest rate caps, collars, exchanges, swaps or other similar agreements.

     "Indemnified Liabilities": as defined in Section 11.5.

     "Insurance Subsidiary": a Subsidiary engaged in insurance underwriting.

     "Interest Coverage Ratio": for any period, the ratio of Dividend/Investment Income to Interest Expense for such period.

     "Interest Expense": for any period, the sum of all interest and Other Expenses (other than income tax expenses) of the Borrower for such period, excluding dividends paid by the Borrower to shareholders during such period.

     "Interest Expense and Principal Reduction": for any period, the sum of (i) all Interest Expense of the Borrower for such period and (ii) the amount, if any, by which the Aggregate Commitment Amount is required to be reduced under
Section 2.5(b) for such period.

     "Interest Payment Date": (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Fixed Rate Advance is converted to an ABR Advance, (ii) as to any Fixed Rate Advance in respect of which the Borrower has selected an Interest Period of one, two or three months or 30, 60 or 90 days, the last day of such Interest Period, (iii) as to any Negotiated Rate Advance in respect of which the Borrower has selected a Negotiated Rate Interest Period of 90 days or less, the last day of such Interest Period, (iv) as to any Eurodollar Advance in respect of which the Borrower has selected an Interest Period greater than three months, the last day of the third month of such Interest Period and the last day of such Interest Period, and (v) as to any CD Advance or Negotiated Rate Advance in respect of which the Borrower has selected an Interest Period greater than 90 days, each 90th day of such Interest Period and the last day of such Interest Period.

     "Interest Period": a CD Interest Period, a Eurodollar Interest Period or a Negotiated Rate Period, as the case may be.

     "IRIS": the Insurance Regulatory Information System maintained by the NAIC.

     "IRIS Ratio": the financial ratios used under IRIS to measure the financial condition of insurance companies, as the same may be revised by the NAIC from time to time.

     "Level Event": a Company Action Level Event, Regulatory Action Level Event, Authorized Control Level Event or Mandatory Control Level Event, or any event of similar import, as defined by the NAIC for its calculation of risk-based capital requirements of property/casualty insurance companies.

     "Lien": any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Loan Documents": this Agreement and, upon the execution and delivery thereof, the Notes.

     "Loans": as defined in Section 2.1.

     "Margin Stock": any "margin stock", as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

     "Material Adverse": with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the financial condition, operations, business, prospects or Property of the Borrower and the Subsidiaries taken as a whole or (ii) the ability of the Borrower to perform its obligations under the Loan Documents.

     "Multiemployer Plan": a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "NAIC": the National Association of Insurance Commissioners, or any Governmental Authority succeeding to the functions thereof.

     "Negotiated Rate": a rate per annum agreed to in writing between the Borrower and the Agent, after consultation with the Lenders, pursuant to and in accordance with Section 2.3(b).

     "Negotiated Rate Advance": a given portion of the Loans selected by the Borrower to bear interest during a Negotiated Rate Period selected by the Borrower at a Negotiated Rate.

     "Negotiated Rate Advance Request": a request by the Borrower, in the form of Exhibit G, for a Negotiated Rate Advance.

     "Negotiated Rate Period": as to any Negotiated Rate Advance, the period commencing on the date of such Negotiated Rate Advance and ending on the date requested in the Negotiated Rate Advance Request with respect to such Negotiated Rate Advance, which shall not be earlier than 7 days after the date of such Advance or later than such period as shall be agreed to by the Borrower and the Agent after the date of such Advance; provided, however, that if any Negotiated Rate Interest Period would end on a day other than a Domestic Business Day, such Interest Period shall be extended to the next succeeding Domestic Business Day, unless such next succeeding Domestic Business Day would be a date on or after the Commitment Termination Date. Interest shall accrue from and including the first day of a Negotiated Rate Interest Period to but excluding the last day of such Negotiated Rate Interest Period.

     "Negotiated Rate Loan": each loan from a Lender to the Borrower pursuant to
Section 2.3(b).

     "1994 Annual Statutory Statement": as defined in Section 4.13(b).

     "Non-Extending Lender": as defined in Section 2.7(b).

     "Note": as defined in Section 2.2.

     "Other Expenses": expenses listed on Exhibit I.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

     "Pension Plan": at any time, any Employee Benefit Plan (including a Multiemployer Plan) the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were, in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

     "Person": any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

     "Primary Iris Ratio": any of the items numbered 3, 4, 5, 6, 7 and 8 under the caption "FIC results" on page 2 of the Compliance Certificate Computations attached to Exhibit H.

     "Property": in respect of any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

     "Proposed Lender": as defined in Section 3.6(c).

     "Quarterly Statement": with respect to each Insurance Subsidiary, any financial statement which such Insurance Subsidiary is obligated to file on a quarterly basis with any Applicable Insurance Regulatory Authority.

     "Regulatory Change": (a) the introduction or phasing in of any law, rule or regulation after the date hereof, (b) the issuance or promulgation after the date hereof of any directive, guideline or request from any central bank or United States or foreign Governmental Authority (whether or not having the force of law), or (c) any change after the date hereof in the interpretation of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Authority charged with the administration thereof, in each case with respect to banks in general.

     "Required Lenders": at any time prior to the Commitment Termination Date or such earlier date as all of the Commitments shall have terminated or been terminated in accordance herewith, Lenders having Commitment Amounts equal to or more than 66 2/3% of the Aggregate Commitment Amount, and at all other times, Lenders holding Notes having an unpaid principal balance equal to or more than 66 2/3% of all Loans outstanding.

     "SAP": with respect to each Annual Statutory Statement, the statutory accounting practices which, in accordance with applicable law, are required to be used in connection with the preparation of such Annual Statutory Statement.

     "Secondary Iris Ratio": any of the items numbered 1, 1a, 2, 9, 10 and 11 under the caption "FIC results" on page 2 of the Compliance Certificate Computations attached to Exhibit H.

     "Senior Officer": with respect to the Borrower, its Chairman of the Board, President, Vice President, Finance or Treasurer.

     "Special Counsel": Emmet, Marvin & Martin, LLP, or any other counsel as the Agent shall retain as its counsel in connection herewith.

     "Statutory Capital and Surplus": the amount presently reported on line 25 of page 3 of the Annual Statutory Statement of any Insurance Subsidiary.

     "Statutory Reserves": with respect to each CD Advance and as determined by the Agent, a decimal (rounded, if necessary, to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%) equal to a fraction, the numerator of which is 1.00, and the denominator of which is 1.00 minus the aggregate at the commencement of the Interest Period applicable to such CD Advance of the reserve percentages established by the Board of Governors of the Federal Reserve System and applicable to BNY for non-personal time deposits in Dollars over $100,000 having a period to maturity approximately equal to such Interest Period.

     "Subsidiary": at any time and from time to time, any corporation, association, partnership, limited liability company, joint venture or other business entity of which the Borrower and/or any Subsidiary of the Borrower, directly or indirectly at such time, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

     "Tax Sharing Agreement": a Federal Income Tax Allocation Agreement to be entered into, subject to any required regulatory approvals, among the Borrower, FIC, Pioneer

Claim Management, Inc., Medical Professional Liability Agency, Ltd. and Spencer Douglass Insurance Company, substantially in the form submitted to the Agent on June 26, 1995.

     "Total Adjusted Capital": with respect to any Person, the sum of such Person's Statutory Capital and Surplus and such other items as are provided in the NAIC's risk-based capital instructions for calculating Total Adjusted Capital.

     "Type": with respect to any Loan, the characteristic of such Loan as an ABR Advance, a CD Advance, a Eurodollar Advance or a Negotiated Rate Advance, each of which constitutes a Type of Loan.

     "Unqualified Amount": as defined in Section 3.4(c).

     1.2 Principles of Construction

     (a) All capitalized terms defined in this Agreement shall have the meanings given such capitalized terms herein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise expressly provided therein.

     (b) Unless otherwise expressly provided herein, the word "fiscal" when used herein shall refer to the relevant fiscal period of the Borrower. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the then most recent audited Consolidated financial statements of the Borrower delivered to the Lenders, provided, however, that if either (i) the Borrower notifies the Agent that the Borrower wishes to eliminate the effect of any change in generally accepted accounting principles on the operation of any covenant contained in Section 7, or (ii) the Agent notifies the Borrower that the Required Lenders wish to effect such an elimination, then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles without giving effect to such change, until either (A) such notice is withdrawn by the party giving such notice, or (B) such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders to reflect such change in generally accepted accounting principles.

     (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

     (d) All references herein to a time of day shall mean the then applicable time in New York, New York, unless otherwise expressly provided herein.

     (e) Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

     (f) Whenever in any Loan Document or in any certificate or other document made or delivered pursuant thereto, the terms thereof require that a Person sign or execute the same or refer to the same as having been so signed or executed, such terms shall mean that the same shall be, or was, duly signed or executed by
(i) in respect of any Person that is a corporation, any duly authorized officer thereof, and (ii) in respect of any other Person (other than an individual), any analogous counterpart thereof, in either case in respect of whom the Agent shall have received an incumbency certificate in all respects reasonably satisfactory to the Agent.

     (g) The words "include" and "including", when used in each Loan Document, shall mean that the same shall be included "without limitation", unless otherwise specifically provided.

     (h) Interest on the Loans shall be calculated such that the same shall accrue commencing on, and including, the date of the making thereof to, but excluding, the date of the payment or deemed payment thereof.

2. AMOUNT AND TERMS OF LOANS

     2.1 Loans

     Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make loans (each a "Loan" and, collectively with each other Loan of such Lender and/or with each Loan of each other Lender, the "Loans") to the Borrower from time to time during the Commitment Period, during which period the Borrower may borrow, prepay and reborrow Loans in accordance with the provisions hereof, provided that (i) the aggregate unpaid principal balance of each Lender's Loans shall at no time exceed such Lender's Commitment Amount, and
(ii) immediately after making each Loan, the aggregate unpaid principal balance of all Loans shall not exceed the Aggregate Commitment Amount. The principal amount of each Lender's Loan made on a Borrowing Date shall be an amount equal to its Commitment Percentage of all Loans made on such date. Subject to the provisions of Sections 2.3 and 3.3, Loans may be made as (a) one or more ABR Advances, (b) one or more Eurodollar Advances, (c) one or more CD Advances, (d) one or more Negotiated Rate Advances or (e) any combination thereof.

     2.2 Notes

     The Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B (each, as indorsed or modified from time to time, a "Note"), payable to the order of such Lender, dated the first Borrowing Date, and in the maximum stated principal amount equal to such Lender's Commitment Amount.

     2.3 Notice of Borrowing

     (a) ABR and Fixed Rate Advances. The Borrower agrees to notify the Agent, which notification shall be irrevocable, no later than 11:00 A.M. at least (a) on the same Domestic Business Day, in the case of ABR Advances, (b) two Domestic Business Days, in the case of a CD Advance, and (c) three Eurodollar Business Days, in the case of a Eurodollar Advance, in each such case prior to each proposed Borrowing Date, specifying the aggregate amount requested to be borrowed under the Commitments, the proposed Borrowing Date, whether the borrowing is to be of one or more ABR Advances, one or more Fixed Rate Advances, or a combination thereof and the amount of each thereof, and the Interest Period for each Fixed Rate Advance, which notice shall be promptly confirmed by delivery to the Agent of a Borrowing Request, provided, however, that (i) each Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be Converted to a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal $5,000,000] or an integral multiple of $1,000,000 in excess thereof, (ii) each CD Advance to be made on a Borrowing Date, when aggregated with all amounts to be Converted to a CD Advance on such date and having the same Interest Period as such first CD Advance, shall equal $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (iii) each ABR Advance made on each Borrowing Date shall equal $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the excess of the Aggregate Commitment Amount over the aggregate unpaid principal balance of all Loans. The Agent shall promptly notify each Lender (by telephone or otherwise, such notice to be confirmed by facsimile or other writing) of such borrowing request. Subject to its receipt of each such notice from the Agent and subject to the terms and conditions hereof, each Lender shall make immediately available funds available to the Agent at the address designated in Section 11.2 not later than 1:00 P.M. on each Borrowing Date in an amount equal to such Lender's Commitment Percentage of the Loans requested by the Borrower on such Borrowing Date.

     (b) Negotiated Rate Advances. The Borrower may request a Negotiated Rate Advance by delivering to the Agent, by facsimile or otherwise, a Negotiated Rate Advance Request by no later than 11:00 A.M. at least one Domestic Business Day prior to the requested Borrowing Date for such Negotiated Rate Advance, specifying the aggregate amount requested to be borrowed under the Commitments, the proposed Borrowing Date and the proposed Negotiated Rate Period. Each Negotiated Rate Advance shall be in an aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the excess of the Aggregate Commitment Amount over the aggregate unpaid principal balance of all Loans. The Borrower and the Agent, after consultation with the Lenders, may, but shall not be obligated to, agree in writing (by facsimile or otherwise) upon the applicable Negotiated Rate for such Negotiated Rate Advance, and the Agent shall deliver to each Lender a copy of such written agreement. Subject to its receipt of each such written agreement from the Agent and subject to the terms and conditions hereof, each Lender shall make immediately available funds available to the Agent at the address therefor set forth in Section 11.2 not later than 1:00 P.M. on each Borrowing Date in an amount equal to such Lender's Commitment Percentage of the Negotiated Rate Loans requested by the Borrower on such Borrowing Date.

     2.4 Use of Proceeds

     The Borrower agrees that the proceeds of the Loans shall be used solely (i) to make the FIC Contribution and (ii) for the Borrower's general corporate purposes, including Acquisitions, not inconsistent with the provisions hereof. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower further agrees that no part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended.

     2.5 Termination or Reduction of Commitments

          (a) Voluntary Termination or Reductions. At the Borrower's option and upon at least three Domestic Business Days' prior irrevocable notice to the Agent, (i) the Borrower may terminate the Commitments at any time or (ii) the Borrower may permanently reduce the Aggregate Commitment Amount in part at any time and from time to time, provided, however, that (1) each such partial reduction shall be in an amount equal to at least $3,000,000 or an integral multiple of $1,000,000 in excess thereof, (2) immediately after giving effect to each such reduction, the Aggregate Commitment Amount shall equal or exceed the aggregate outstanding principal balance of all Loans and (3) each such partial reduction shall be applied in reduction of the scheduled reduction amounts in the Aggregate Commitment Amount set forth in Section 2.5(b) below, in the order of such mandatory reductions.

          (b) Mandatory Reductions. On each date set forth below, the Aggregate Commitment Amount shall be permanently reduced in the amount set forth below next to such date:


                                          Amount of Reduction in
           Date                        Aggregate Commitment Amount
           ----                        ---------------------------
           December 31, 1996                   $5,000,000
           December 31, 1997                   $5,000,000
           December 31, 1998                   $5,000,000
           Commitment Termination
           Date                               $20,000,000.


     (c) In General. Each reduction of the Aggregate Commitment Amount shall be made by reducing each Lender's Commitment Amount by a sum equal to such Lender's Commitment Percentage of the amount of such reduction.

     2.6 Prepayments of the Loans

          (a) Voluntary Prepayments. The Borrower may, at its option, prepay the Loans, in whole or in part, without premium or penalty, but subject to Section 3.5, at any time and from time to time, by notifying the Agent in writing at least three Eurodollar Business Days, in the case of prepayments of Eurodollar Advances, two Domestic Business Days, in the case of prepayments of CD Advances or Negotiated Rate Advances, or one Domestic Business Day, in the case of prepayments of an ABR Advances, prior to the proposed prepayment date and specifying (i) the amount to be prepaid, and (ii) and the date of prepayment. Upon receipt of each such notice, the Agent shall promptly notify each Lender thereof. Each such notice given by the Borrower pursuant to this Section 2.6(a) shall be irrevocable. Each partial prepayment under this Section 2.6(a) shall be in a minimum amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) Mandatory Prepayments. Simultaneously with each reduction of the Aggregate Commitment Amount pursuant to Section 2.5, the Borrower shall prepay the Loans by the amount, if any, by which the aggregate unpaid principal balance of the Loans exceeds the amount of the Aggregate Commitment Amount as so reduced. Any such prepayment made pursuant to this Section 2.6(b) shall be applied to the outstanding principal balance of Loans of a Type and, if applicable, with an Interest Period, to be selected by the Borrower, provided, however, that each such prepayment shall be subject to the provisions of Section 3.5.

          (c) In General. Simultaneously with each prepayment hereunder, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.

     2.7 Extension of Commitment Termination Date

          (a) Provided that no Default or Event of Default shall exist, the Borrower may request that the Commitment Period be extended for up to two additional one year periods by giving written notice thereof (each an "Extension Request") to the Agent at any time during the period which is not more than 60 days nor less than 30 days prior to the then current Commitment Termination Date and, upon receipt of each such notice, the Agent shall promptly notify each Lender thereof. Subject to Section 2.7(b), the then current Commitment Termination Date shall not be extended unless and until each Lender, in its sole and absolute discretion, shall have consented on or after the 30th day, but no later than the 20th day, prior to the then current Commitment Termination Date, in writing, to such request, in which event such then existing Commitment Termination Date shall be extended to the date occurring one year from the date of the last such consent. In the event that any Lender shall not have granted its consent to an Extension Request, the then current Commitment Termination Date shall remain in effect. Each Lender which shall have failed so to respond within the required period shall be deemed not to have consented to an Extension Request. In the event that any Lender declines to grant an Extension Request, the Agent shall notify the Borrower of the name of each such Lender.

          (b) Notwithstanding any provision of Section 2.7(a) to the contrary, in the event Lenders having Commitment Amounts equal to or more than 75% of the Aggregate Commitment Amount desire to extend the Commitment Termination Date pursuant to Section 2.7(a) (the "Continuing Lenders"), the Borrower shall have the right, provided no Default or Event of Default shall have occurred and be continuing, to replace or remove any Lender that does not desire to extend the Commitment Termination Date (a "Non-Extending Lender") by giving the Agent notice, no later than 15 days prior to the then current Commitment Termination Date, of its intent to extend the Commitment Termination Date. On or prior to the then current Commitment Termination Date, the Borrower shall, with respect to each Non-Extending Lender, either (i) reduce the Aggregate Commitment Amount to an amount equal to the aggregate Commitment Amount of the Continuing Lenders and pay to the Agent for the account of such Non-Extending Lender all principal, interest, accrued Commitment Fees and other amounts owing to such Non-Extending Lender under the Loan Documents (in which case the Commitment of such Non-Extending Lender shall automatically terminate), or (ii) replace such Non-Extending Lender. In the event of a replacement of a Non-Extending Lender, such Non-Extending Lender agrees to assign its rights and obligations under the Loan Documents to a bank selected by the Borrower with the consent of the Agent (which consent shall not be unreasonably withheld) upon payment by such bank to such Non-Extending Lender of such Non-Extending Lender's Commitment Percentage of all outstanding Loans and accrued interest, fees and other sums payable under the Loan Documents, and to execute and deliver such documents evidencing such assignment as shall be necessary or reasonably requested by the Borrower and reasonably satisfactory to such Non-Extending Lender. In the event that the Borrower shall have elected to replace or remove a Lender pursuant to this Section 2.7(b), then on the date, if any, upon which all of the Borrower's obligations under this Section 2.7(b) shall have been satisfied, the then existing Commitment Termination Date shall be extended to the day which is one year after the date such obligations were satisfied (or, if such day is not a Domestic Business Day, the Domestic Business Day immediately preceding such day), provided, however, that if the Borrower shall not have satisfied such obligations on or prior to the then existing Commitment Termination Date, such Commitment Termination Date shall not be extended.


3. PROCEEDS, PAYMENTS, CONVERSIONS, INTEREST, YIELD PROTECTION AND FEES

3.1 Disbursement of the Proceeds of the Loans

     The Agent shall disburse the proceeds of the Loans at its office designated in Section 11.2 by crediting the funds received from each Lender to an account of the Borrower maintained with the Agent. The Agent shall have no obligation to advance any funds not received from a Lender.

     3.2 Payments

          (a) Each payment, including each prepayment, of principal and interest on the Loans, of the Commitment Fee, and of all of the other amounts to be paid to the Agent and the Lenders in connection with this Agreement shall be made by the Borrower to the Agent at its office set forth in Section 11.2 in funds immediately available in New York by 1:00 P.M. on the due date for such payment. The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 1:00 P.M. on such due date shall be deemed to have been made on the next Domestic Business Day or Eurodollar Business Day, as the case may be, for the purpose of calculating interest on amounts outstanding on the Loans. Promptly upon receipt thereof by the Agent, each payment of principal and interest on the Loans shall be remitted by the Agent in like funds as received to each Lender (i) first, pro rata according to the amount of interest which is then due and payable to the Lenders, and (2) second, pro rata according to the amount of principal which is then due and payable to the Lenders. Promptly upon receipt thereof by the Agent, each payment of the Commitment Fee shall be remitted by the Agent in like funds as received to each Lender pro rata according to such Lender's Commitment Amount or, if the Commitments shall have terminated or been terminated, according to the outstanding principal balance of such Lender's Loans.

          (b) If any payment hereunder or under the Loans shall be due and payable on a day which is not a Domestic Business Day or Eurodollar Business Day, as the case may be, the due date thereof (except as otherwise provided in the definition of Eurodollar Interest Period) shall be extended to the next Domestic Business Day or Eurodollar Business Day, as the case may be, and (except with respect to payments in respect of the Commitment Fee) interest shall be payable at the applicable rate specified herein during such extension.

     3.3 Conversions; Other Matters

          (a) The Borrower may elect at any time and from time to time to Convert one or more Fixed Rate Advances or Negotiated Rate Advances to an ABR Advance by giving the Agent at least one Domestic Business Day's prior irrevocable notice of such election, specifying the amount to be so Converted, provided, that any such Conversion shall only be made on the last day of the Interest Period applicable to each such Fixed Rate Advance. In addition, the Borrower may elect from time to time to Convert an ABR Advance to any one or more new Fixed Rate Advances or Negotiated Rate Advances or to Convert any one or more existing Fixed Rate Advances or Negotiated Rate Advances to any one or more new Fixed Rate Advances or Negotiated Rate Advances by giving the Agent at least one Domestic Business Days' prior notice, in the case of a requested Conversion to a Negotiated Rate Advance (which shall in all cases be subject to the provisions of Section 2.3(b), two Domestic Business Days' prior irrevocable notice, in the case of a Conversion to a CD Advance, or three Eurodollar Business Days' prior irrevocable notice, in the case of a Conversion to a Eurodollar Advance, of such election, specifying the amount to be so Converted and the initial Interest Period relating thereto, provided that (i) any such Conversion of an Advance to a Eurodollar Advance shall only be made on a Eurodollar Business Day, (ii) any such Conversion of an Advance to a CD Advance shall only be made on a Domestic Business Day, and (iii) any such Conversion of an existing Fixed Rate Advance or a Negotiated Rate Advance shall only be made on the last day of the Interest Period applicable thereto. The Agent shall promptly provide the Lenders with notice of each such election. Loans may be Converted pursuant to this Section 3.3 in whole or in part, provided that (1) the amount to be Converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.3(a) and having the same Interest Period as such first Eurodollar Advance, shall equal $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (2) the amount to be Converted to each CD Advance, when aggregated with any CD Advance to be made on such date in accordance with Section 2.3(a) and having the same Interest Period as such first CD Advance, shall equal $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (3) the amount requested to be Converted to each Negotiated Rate Advance, when aggregated with any Negotiated Rate Advance to be made on such date in accordance with Section 2.3(b) and having the same Negotiated Rate and Interest Period as such first Negotiated Advance, shall equal $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall have no right to elect to Convert any existing ABR Advance to a new Fixed Rate Advance or to request a Negotiated Rate Advance or to Convert any existing Fixed Rate Advance or Negotiated Rate Advance to a new Fixed Rate Advance or requested Negotiated Rate Advance. In such event, such ABR Advance shall be automatically continued as an ABR Advance or such Fixed Rate Advance or Negotiated Rate Advance shall be automatically Converted to an ABR Advance on the last day of the Interest Period applicable to such Fixed Rate Advance or Negotiated Rate Advance, as the case may be.

          (c) Each such Conversion shall be effected by each Lender by applying the proceeds of the new ABR Advance, Fixed Rate Advance or requested Negotiated Rate Advance, as the case may be, to the existing Advance (or portion thereof) being Converted (it being understood that such Conversion shall not constitute a borrowing for purposes of Sections 4, 5 or 6).

          (d) Notwithstanding any other provision of any Loan Document:

               (i) if the Borrower shall have failed to elect a Fixed Rate Advance or request a Negotiated Rate Advance (with respect to which the Borrower and the Agent shall have agreed upon an interest rate) under Section 2.3 or 3.3, as the case may be, in connection with any borrowing of new Loans or expiration of an Interest Period with respect to any existing Fixed Rate Advance or Negotiated Rate Advance, the amount of the Loans subject to such borrowing or such existing Fixed Rate Advance or Negotiated Rate Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Fixed Rate Advance pursuant to this Section 3.3 or request a Negotiated Rate Advance pursuant to Section 2.3(b),

               (ii) the Borrower shall not be permitted to select any Fixed Rate Advance the Interest Period in respect of which ends later than the date upon which all of the Commitments shall have been voluntarily terminated by the Borrower in accordance with Section 2.5,

               (iii) when electing a Fixed Rate Advance or requesting a Negotiated Rate Advance, the Interest Period in respect of which extends beyond any date on which a mandatory scheduled repayment is required pursuant to Section 2.7, the Borrower shall select Interest Periods such that, on such date, the outstanding principal balance of all ABR Advances, when added to the aggregate principal balance of each Fixed Rate Advance and Negotiated Rate Advance the Interest Periods in respect of which shall end prior to such date, shall equal or exceed the amount of the reduction required to be made on such date, and

               (iv) the Borrower shall not be permitted to have more than 5 Advances, in the aggregate, outstanding at any one time.

     3.4 Interest Rates and Payment Dates

          (a) Prior to Maturity. Except as otherwise provided in Section 3.4(b) and Section 3.4(c), the Loans shall bear interest on the unpaid principal balance thereof at the applicable interest rate or rates per annum set forth below next to the applicable Type:

             TYPE                                     RATE
             ----                                     ----
            Each ABR Advance                          Alternate Base Rate.

            Each Eurodollar Advance                   Eurodollar Rate applicable
                                                      thereto plus 0.625%.

            Each CD Advance                           CD Rate applicable thereto
                                                      plus 0.750%.

            Each Negotiated Rate                      Negotiated Rate applicable
            Advance                                   thereto.



          (b) Default Rate. To the extent permitted by law, upon the occurrence and during the continuance of any Event of Default, the aggregate outstanding principal balance of the Loans shall bear interest at a rate per annum equal to the rate otherwise applicable pursuant to subsection 3.4(a) plus 2.0%.

          (c) Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, at no time shall the interest rates payable on the Loans, together with the Commitment Fee and other amounts payable hereunder, to the extent the same constitute or are deemed to constitute interest, exceed the Highest Lawful Rate. If in respect of any period during the term of this Agreement, any amount paid hereunder, to the extent the same shall (but for the provisions of this Section 3.4) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an "Unqualified Amount"), then (i) such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans, and (ii) if in any subsequent period during the term of this Agreement, all amounts payable hereunder in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate during such period, then the Borrower shall pay to the Lenders in respect of such period an amount (each a "Compensatory Interest Payment") equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate during such period, and (y) an amount equal to the aggregate sum of all Unqualified Amounts less all other Compensatory Interest Payments.

          (d) General. Interest shall be payable in arrears on each Interest Payment Date and, to the extent provided in Section 2.6(c), upon each payment (including each prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate, any reserve requirement, or any deposit insurance assessment shall become effective as of the opening of business on the day on which such change shall become effective. The Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the BNY Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates set forth herein. Each determination by the Agent of the Alternate Base Rate, the CD Rate, and the Eurodollar Rate pursuant to this Agreement shall be conclusive and binding on the

Borrower absent manifest error. The Borrower acknowledges that to the extent interest payable on the Loans is based on the Alternate Base Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on the ABR Advances on the Alternate Base Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make extensions of credit to other Persons. All interest (other than interest calculated with reference to the BNY Rate) shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and all interest calculated with reference to the BNY Rate shall be made on the basis of a 365/366 day year for the actual number of days elapsed.

     3.5 Indemnification for Loss

     Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow or Convert an Advance after it shall have given notice to do so in which it shall have requested a Fixed Rate Advance pursuant to Section
2.3 or 3.3, as the case may be, or if the Borrower shall fail to borrow any Negotiated Rate Advance after it shall have requested the same and shall have agreed with the Agent, in writing, as to the applicable interest rate in accordance with Section 2.3(b), or if a Fixed Rate Advance or a Negotiated Rate Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if any repayment or prepayment of the principal amount of a Fixed Rate Advance or a Negotiated Rate Advance is made for any reason on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender the amount (calculated by such Lender using any method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or expense suffered by such Lender as a result of such failure to borrow or Convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Fixed Rate Advance or such Negotiated Rate Advance, as the case may be, or redeploying funds prepaid or repaid, in amounts which correspond to such Fixed Rate Advance or such Negotiated Rate Advance, as the case may be.

     3.6 Reimbursement for Costs, Etc.

     (a) If at any time or from  time to time  there  shall  occur a  Regulatory
Change and any Lender shall have reasonably determined that such Regulatory Change (i) shall have had or will thereafter have the effect of reducing (A) the rate of return on such Lender's capital or the capital of any Person directly or indirectly owning or controlling such Lender (each a "Control Person"), or (B) the asset value (for capital purposes) to such Lender or such Control Person of the Loans made or maintained by such Lender, in either case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender's or such Control Person's policies regarding capital), (ii) will impose, modify or deem applicable any reserve, asset, special deposit or special assessment requirements on deposits obtained in the interbank eurodollar market or the domestic certificate of deposit market in connection with this Agreement and the Notes (excluding, with respect to any Fixed Rate Advance, any such requirement which is included in the determination of the rate applicable thereto), (iii) will subject such Lender to any tax (documentary, stamp or otherwise) with respect to this Agreement or any Note, or (iv) change the basis of taxation of payments to such Lender of principal, interest or fees payable under this Agreement or any Note (except for any tax, or changes in the rate of tax on such Lender's net income) then, in each such case, but subject to Section 3.6(b), within ten days after demand by such Lender, the Borrower shall pay to such Lender or such Control Person, as the case may be, such additional amount or amounts, as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for (1) any such reduction referred to in clause
(a)(i) of this Section 3.6, and (2) any taxes, losses, costs or expenses (excluding general administrative and overhead costs) attributable to such Lender's compliance during the term hereof with such Regulatory Change. Notwithstanding the foregoing, no Lender shall be entitled to any compensation described in this Section unless, at the time it requests such compensation, it is the policy or general practice of such Lender to request compensation for comparable costs in similar circumstances under comparable provisions of other credit agreements for comparable customers unless specific facts or circumstances applicable to the Borrower or the transactions contemplated by this Agreement would alter such policy or general practice, provided that nothing in this Section shall preclude a Lender from waiving the collection of similar costs from one or more of its other customers.

     (b) Each Lender agrees (i) to provide the Borrower with notice of each Regulatory Change which would require the Borrower to make a payment to such Lender under this Section 3.6 promptly upon such Lender obtaining actual knowledge thereof and determining that it intends to require the Borrower to make such payment, and (ii) to use reasonable efforts to designate another of its then existing offices as its Applicable Lending Office if the making of such designation would, without any adverse effect (in the determination of such Lender) to such Lender, avoid the need for, or reduce the amount of, future increased costs which are likely to be incurred by such Lender, provided, however, that if such Lender fails to provide the Borrower with notice of any such Regulatory Change within 90 days after such Lender shall have obtained actual knowledge thereof and determined that it intends to require the Borrower to make a payment to it under this Section 3.6 with respect thereto, such Lender, to the extent it provides such notice to the Borrower after such 45th day, shall only be entitled to such payment with respect to costs incurred from and after the date which is 45 days prior to the date on which such notice is so provided.

     (c) Each Lender may make  multiple  requests  for  compensation  under this
Section 3.6. Notwithstanding the foregoing, if any Lender requests compensation pursuant to Section 3.6(a)(i) or (ii), the Borrower may require that such Lender transfer all of its right, title and interest under this Agreement and such Lender's Notes to any lender identified by the Borrower (a "Proposed Lender") if such Proposed Lender agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal balance of such Lender's Loans, together with interest thereon to the date of such transfer and all other amounts payable hereunder to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 3.5 and Section 3.6(a) as if all of such Lender's Loans were being prepaid in full on such date). Subject to the execution and delivery of new Notes, an instrument of assignment and assumption, and such other documents as such Lender may reasonably require, such Proposed Lender shall be a "Lender" for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 3.5, 3.6(a), 11.5 and 11.10 (without duplication of any payments made to such Lender by the Borrower or the Proposed Lender) shall survive for the benefit of any Lender replaced under this Section 3.6 with respect to the time prior to such replacement. Amounts claimed by a

Lender under this Section 3.6 shall be determined by such Lender in good faith on a basis that allocates such amounts ratably among all borrowers having similar agreements with such Lender, provided that the foregoing shall not prevent such Lender from waiving any claim against a particular borrower. Each Lender agrees, in connection with any request by it for payment or reimbursement under Sections 3.5 and 3.6 to provide the Borrower with a certificate signed by an officer of such Lender setting forth a description in reasonable detail of any such payment or reimbursement. Each determination by a Lender of such payment or reimbursement shall be conclusive absent manifest error.

           3.7     Illegality of Funding

     Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Type of Fixed Rate Advance or any Negotiated Rate Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Agent thereof, and (a) the commitment of such Lender to make such Type of Fixed Rate Advances or Convert ABR Advances to such Type of Fixed Rate Advance shall forthwith be suspended, and (b) such Lender's Loans then outstanding as such Type of Fixed Rate Advance or as a Negotiated Rate Advance, if any, shall be Converted automatically to an ABR Advance on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required, provided, however, that before making any such Conversion or requiring any such suspension, each Lender agrees to use reasonable efforts to designate another of its then existing offices as its Applicable Lending Office if the making of such a designation would, without any adverse effect (in the determination of such Lender) to such Lender, cause the making of such Type of Fixed Rate Advances or such Negotiated Rate Advances, as the case may be, to not be subject to this Section 3.7. If the commitment of any Lender with respect to any Type of Fixed Rate Advance is suspended pursuant to this Section 3.7 and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain such Type of Fixed Rate Advance, such Lender shall promptly notify the Agent and the Borrower thereof and, upon receipt of such notice by each of the Agent and the Borrower, such

Lender's commitment to make or maintain such Type of Fixed Rate Advance shall be reinstated.

     3.8 Option to Fund; Substituted Interest Rate

          (a) Each Lender has indicated that, if the Borrower requests a Fixed Rate Advance or a Negotiated Rate Advance, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of its Commitment Percentage of such Fixed Rate Advance or such Negotiated Rate Advance during the Interest Period with respect thereto; it being understood that the provisions of this Agreement relating to such funding, if any, are included only for the purpose of determining the rate of interest to be paid in respect of such Fixed Rate Advance or such Negotiated Rate Advance and any amounts owing under Sections 3.5 and 3.6. Each Lender shall be entitled to fund and maintain its funding of all or any part of each Fixed Rate Advance and each Negotiated Rate Advance in any manner it sees fit, but all such determinations hereunder shall be made as if each Lender had actually funded and maintained its Commitment Percentage of each Fixed Rate Advance and each Negotiated Rate Advance during the applicable Interest Period through the purchase of deposits in an amount equal to the amount of its Fixed Rate Advance or its Negotiated Rate Advance, and having a maturity corresponding to such Interest Period. Any Lender may fund its Commitment Percentage of each Fixed Rate Advance and each Negotiated Rate Advance from or for the account of any branch or office of such Lender as such Lender may choose from time to time.

          (b) In the event that (i) the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market or the domestic certificate of deposit market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the CD Rate applicable pursuant to Section 2.3 or Section 3.3, or (ii) the Required Lenders shall have notified the Agent that they have reasonably determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate or CD Rate, as the case may be, will not adequately and fairly reflect the cost to such Lenders of maintaining or funding Loans bearing interest based on such Eurodollar Rate or CD Rate, as the case may be, with respect to any portion of the Loans that the Borrower has requested be made as a Fixed Rate Advance or any Fixed Rate Advance that will result from the requested Conversion of any portion of the

     Loans into a Fixed Rate Advance (each, an "Affected Advance"), the Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination on or, to the extent practicable, prior to the requested Borrowing Date or conversion date for such Affected Advance. If the Agent shall give such notice, (A) any Affected Advances shall be made as ABR Advances, (B) the Loans (or any portion thereof) that were to have been Converted to Affected Advances shall be Converted to or continued as ABR Advances, and (C) any outstanding Affected Advances shall be Converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this Section 3.8(b) has been withdrawn by the Agent (by notice to the Borrower) promptly upon either (x) the Agent having determined that such circumstances affecting the relevant market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate or the CD Rate, as the case may be, pursuant to Section 2.3 or Section 3.3, or (y) the Agent having been notified by such Required Lenders that circumstances no longer render the Loans (or any portion thereof) Affected Advances, no further Fixed Rate Advances of the affected Type shall be required to be made by the Lenders nor shall the Borrower have the right to Convert all or any portion of the Loans to such Type of Fixed Rate Advances.

     3.9 Certificates of Payment and Reimbursement

     Each Lender agrees, in connection with any request by it for payment or reimbursement pursuant to Section 3.5 or 3.6, to provide the Borrower with a certificate, signed by an officer of such Lender, setting forth a description in reasonable detail of any such payment or reimbursement. Each Lender's determination of such payment or reimbursement shall be conclusive absent manifest error, provided that such determination is made on a reasonable basis.

     3.10 Taxes; Net Payments

          (a) All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any taxes required by law to be withheld from any amounts payable under the Loan Documents. In the event that the Borrower is prohibited by law from making payments hereunder free of



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

deductions or withholdings, then the Borrower shall pay such additional amounts to the Agent, for the benefit of the Lenders, as may be necessary in order that the actual amounts received by each Lender in respect of interest and any other amounts payable hereunder or under the Notes after deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Agent and each Lender will, at the expense of the Borrower, cooperate with the Borrower in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, unless the Agent or such Lender shall have determined that any such application would otherwise have an adverse effect on the Agent or such Lender, as the case may be, provided, however, that the Agent and the Lenders shall have no obligation to engage in litigation with respect thereto. If the Borrower shall make any payments under this Section 3.10 or shall make any deductions or withholdings from amounts paid hereunder, the Borrower shall forthwith forward to the Agent original or certified copies of official receipts or other evidence acceptable to the Agent establishing such payment and the Agent in turn shall distribute copies of such receipts to each Lender. If payments to a Lender hereunder are or become subject to any withholding, such Lender shall (unless otherwise required by a Governmental Authority or as a result of any law, rule, regulation, order or similar directive applicable to such Lender) designate a different Applicable Lending Office to which payments are to be made under the Loan Documents from that initially selected by such Lender, if such designation would avoid such withholding and would not be otherwise disadvantageous to such Lender, in the opinion of such Lender, in any respect. In the event that a Lender receives a refund or credit for taxes paid by the Borrower under this Section 3.10, such Lender shall promptly notify the Agent and the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit applicable to the payments made by the Borrower in respect of such Lender under this Section 3.10.

          (b) Each Lender not incorporated under the laws of the United States or any State thereof shall deliver to the Borrower and the Agent such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under Section

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

1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Agent on behalf of such Lender are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to any Lender any amount which the Borrower is liable to withhold due to the failure of such Lender to file any statement of exemption required by the Code, or to provide such information as the Borrower shall reasonably require to establish that such Lender is not subject to withholding.

           3.11    Commitment Fee

     The Borrower agrees to pay to the Agent for the account of each Lender, during the Commitment Period, a fee (the "Commitment Fee"). The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the last day of the calendar quarter in which the Effective Date shall have occurred, and on the Commitment Termination Date, at a rate per annum equal to 0.25% of the aggregate unused
Commitment Amount of all Lenders. In addition, upon each reduction of the Aggregate Commitment Amount, the Borrower shall pay the Commitment Fee accrued on the amount of such reduction through the date of such reduction. The Commitment Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed.


4. REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby makes the following representations and warranties to the Agent and the Lenders:

     4.1 Existence and Power

     Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation,

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

has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business as a domestic or foreign corporation in each jurisdiction in which the failure so to qualify could reasonably be expected to have a Material Adverse effect.

     4.2 Authority

     The Borrower has full corporate power and authority to enter into, execute, deliver and perform the terms of the Loan Documents, all of which have been duly authorized by all proper and necessary corporate action and are in compliance in all material respects with its Certificate of Incorporation and By-Laws. No consent or approval of, or other action by, shareholders of the Borrower, any Governmental Authority, or any other Person (which has not already been obtained) is required to authorize in respect of the Borrower, or is required in connection with the execution, delivery, and performance by the Borrower of the Loan Documents, or is required as a condition to the enforceability of the Loan Documents against the Borrower.

     4.3 Binding Agreement

     The Loan Documents constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles relating to the availability of specific performance as a remedy.

     4.4 Litigation

     Except as set forth on Schedule 4.4, there are no actions, suits, arbitration proceedings or claims (whether purportedly on behalf of the Borrower, any Subsidiary or otherwise) pending or, to the knowledge of any Senior Officer, threatened against the Borrower or any Subsidiary or any of their respective Properties, or maintained by the Borrower or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse effect. There are no proceedings pending or, to the knowledge of any Senior Officer, threatened against the Bor-
rower  or  any   Subsidiary  (a)  which  call  into  question  the  validity  or enforceability of, or otherwise seek to invalidate any Loan Document, or (b) which might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

     4.5 No Conflicting Agreements

          (a) Neither the Borrower nor any Subsidiary is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse effect. No notice to, or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

          (b) No provision of any existing mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on the Borrower or any Subsidiary or affecting the Property of the Borrower or any Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by the Borrower of the terms of, any Loan Document. The execution, delivery or performance by the Borrower of the terms of each Loan Document will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Borrower or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract or agreement.

     4.6 Taxes

     The Borrower and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse effect, and no tax Liens (other than Liens permitted under Section 8.1) have been filed against the Borrower or any Subsidiary and no claims are being asserted with respect to such taxes which are required by GAAP (as in effect on the Effective Date) to be reflected in the Financial Statements and are not so reflected therein. The charges, accruals and reserves on the books of the Borrower and each Subsidiary with respect to all federal, state, local and other taxes are considered by the management of the Borrower to be adequate, and the Borrower knows of no unpaid assessment which (a) could reasonably be expected to have a Material Adverse effect, or (b) is or might be due and payable against it or any Subsidiary or any Property of the Borrower or any Subsidiary, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

     4.7 Compliance with Applicable Laws; Filings

     Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary is complying with all applicable statutes, rules and regulations of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary has filed or caused to be filed with all Governmental Authorities all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests which, if not so filed, could reasonably be expected to have a Material Adverse effect.

     4.8 Governmental Regulations

     Neither the Borrower nor any Subsidiary nor any corporation controlling the Borrower or any Subsidiary or under common control with the Borrower or any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, or is subject to any statute or regulation, including any insurance statute or regulation governing the Borrower and the Insurance Subsidiaries, which regulates the incurrence of Indebtedness, a violation of which would, in any way, affect the validity or enforceability of the Loan Documents.

     4.9 Federal Reserve Regulations; Use of Loan Proceeds

     The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, (a) for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended, (b) to purchase or carry Margin Stock or (c) to extend credit to others for the purpose of purchasing or carrying Margin stock.

     4.10 No Misrepresentation

     No representation or warranty contained in any Loan Document and no certificate or written report furnished or to be furnished by the Borrower or any Subsidiary in connection with the transactions contemplated hereby and thereby, contains or will contain a misstatement of material fact, or omits or will omit to state, as of its date, a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

     4.11 Plans

     Neither the Borrower nor any Subsidiary has a Pension Plan.

     4.12 Environmental Matters

     Neither the Borrower nor any Subsidiary (a) has received written notice nor has any Senior Officer otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse effect, arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental, health or safety statute or regulation, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (b) to the best knowledge of any Senior Officer, has any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse effect, (c) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Borrower or any Subsidiary is or would be liable, which liability would reasonably be expected to have a Material Adverse effect, or (d) has received notice that the Borrower or any Subsidiary is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601 et seq., or any analogous state law, which liability would reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary is in compliance with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse effect. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in clauses (a), (b) and (c) of this Section 4.12 shall not be deemed made with respect to any such potential or actual liability arising solely under any policy of insurance underwritten or issued, in whole or in part, by the Borrower or any Subsidiary to, or in favor of, any Person other than the Borrower or any Subsidiary.

     4.13 Financial and Annual Statutory Statements

          (a) The Borrower has heretofore delivered to the Lenders copies of its
(i) audited Consolidated Balance Sheet as of December 31, 1994, and the related Consolidated Statements of Income, Capital and Cash Flows, for the fiscal year then ended, and (ii) unaudited Consolidated Balance Sheet as of March 31, 1995, and the related Consolidated Statement of Income, Capital and Cash Flows, for the fiscal quarter then ended (collectively, together with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Borrower and the Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect. Neither the Borrower nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP as then in effect, should have been disclosed in the Financial Statements and was not. Since December 31, 1994, there has been no Material Adverse change, including as a result of any change in law, and the Borrower and the Subsidiaries have conducted their businesses only in the ordinary course, including Acquisitions of or investments in insurance related businesses.

          (b) The Borrower has also delivered to the Lenders a copy of the Annual Statutory Statement, as of December 31, 1994, of FIC (the "1994 Annual Statutory Statement"). The 1994 Annual Statutory Statement fairly presents, in accordance with SAP, the financial condition and results of the operations of FIC as of the dates and for the periods indicated therein and has been prepared in conformity with SAP. FIC has no obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with SAP, should have been disclosed in the 1994 Annual Statutory Statement and was not, except that the Borrower intends to file an amended 1994 Annual Statutory Statement with the New York Department of Insurance reflecting the status of its owned real Property, which amendment will not result in a Material Adverse change.


5. CONDITIONS OF LENDING - LOANS ON THE FIRST BORROWING DATE

     In addition to the requirements set forth in Section 6, the obligation of each Lender to make one or more Loans on the first Borrowing Date is subject to the fulfillment of the following conditions prior to or simultaneously with the Effective Date:

     5.1 Evidence of Corporate Action

     The Agent shall have received a certificate, dated the Effective Date, of the Secretary of the Borrower (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing all necessary corporate action (in form and substance reasonably satisfactory to the Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true

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

and complete copy of its Certificate of Incorporation and By-Laws, (iii) setting forth the incumbency of the corporate officer or officers who may sign the Loan Documents, including therein a signature specimen of each such corporate officer, and (iv) attaching a certificate of good standing of the Secretary of State of the State of Delaware.

     5.2 Notes

     The Borrower shall have delivered to the Agent (for delivery to the Lenders) the Note for each such Lender, executed by the Borrower.

     5.3 Litigation

     There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting any Loan Document or any transaction contemplated by the Loan Documents, and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending seeking to prevent or delay any of the foregoing or challenging any term or provision thereof or seeking any damages in connection therewith, and the Agent shall have received a certificate, in all respects reasonably satisfactory to the Agent, of a Senior Officer to the foregoing effect.

     5.4 Opinion of Special Counsel

     The Agent shall have received from Special Counsel an opinion, dated the Effective Date, in the form of Exhibit E.

     5.5 Opinions of Counsel to the Borrower

     The Agent shall have received the opinions of Epstein Becker & Green, P.C., counsel to the Borrower, and Marvin L. Tepper, General Counsel of the Borrower, each dated the Effective Date, substantially to the effect of the matters set forth in Exhibit D.

     5.6 Payment of Fees

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


     The Borrower shall have paid to the Agent and the Lenders all fees and expenses which it shall have agreed to pay, to the extent such fees and expenses shall have become payable on or prior to the Effective Date, and shall have paid the reasonable fees and disbursements of Special Counsel which the Borrower is obligated to pay in accordance with Section 11.5 and which shall have accrued up to the Effective Date.


6. CONDITIONS OF LENDING - ALL LOANS

     The obligation of each Lender to make each Loan is subject to the receipt by the Agent of a Borrowing Request executed by the Borrower and the fulfillment of the following conditions precedent:

     6.1 Compliance

     On each Borrowing Date, and after giving effect to the Loans to be made on such Borrowing Date, (a) the Borrower shall be in compliance with all of the terms, covenants and conditions of each Loan Document in all material respects,
(b) there shall exist no Default or Event of Default, and (c) the representations and warranties contained in this Agreement shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except those which are expressly specified to be made as of an earlier date.

     6.2 Loan Closings

     All documents required by the provisions of this Agreement to have been executed or delivered by the Borrower to the Agent or any Lender on or before the applicable Borrowing Date shall have been so executed or delivered on or before such Borrowing Date.


7. AFFIRMATIVE AND FINANCIAL COVENANTS

     The Borrower covenants and agrees that on and after the Effective Date and until the later to occur of (a) the Commitment Termination Date and (b) the payment in full of the Notes, the Commitment Fee and all other sums which are then due and payable under the Loan Documents, the Borrower will:

     7.1 Legal Existence

     Except as may otherwise be permitted by Section 8.3, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse effect.

     7.2 Taxes

     Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Borrower and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that (i)(a) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (b) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (ii) the failure to pay or discharge such taxes, assessments, governmental changes, license fees and levies could not reasonably be expected to have a Material Adverse effect.

     7.3 Insurance

     Keep, and cause each Subsidiary to keep, insurance with responsible insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower and its Subsidiaries may act as self-insurers in accordance with such self-insurance retentions and policy deductibles as are usual for such similar owners or are otherwise in accordance with its own insurance practices as of the date hereof.

     7.4 Performance of Obligations

     Pay and discharge promptly when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse effect, or (b) become a Lien on the Property of the Borrower or any Subsidiary, except those Liens permitted under Section 8.1, provided that neither the Borrower nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

     7.5 Condition of Property

     Except for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all material Property necessary for the operation of its business (other than Property which is replaced with similar Property), and cause each Subsidiary so to do.

     7.6 Observance of Legal Requirements

     Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which could reasonably be expected to have a Material Adverse effect.

     7.7 Financial Statements and Other Information

     Maintain, and cause each Subsidiary to maintain, a standard system of accounting in accordance with GAAP, and furnish to each Lender:

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


          (a) As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of the Borrower's 10-K in respect of such fiscal year, including (i) the Borrower's Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statements of Income, Capital and Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Borrower's auditors, which report shall state that (A) such auditors audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP;

          (b) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Borrower's 10-Q in respect of such fiscal quarter, including (i) the Borrower's Consolidated Balance Sheet as of the end of such quarter, and (ii) the related Consolidated Statements of Income, Capital and Cash Flows for (A) such quarter, and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to year-end adjustments);

          (c) Simultaneously with the delivery of the financial statements required by clauses (a) and (b) above, a Compliance Certificate of the Chief Financial Officer of the Borrower;

          (d) As soon as practicable after the filing thereof, but in any case no later than 10 days after such filing, (i) each Annual Statutory Statement of each Insurance Subsidiary, and (ii) each Quarterly Statement of each Insurance Subsidiary;

          (e) Promptly upon receipt thereof by the Borrower from the NAIC, a copy of the IRIS Ratio results for each year;

          (f) Promptly upon becoming available, copies of all regular or periodic reports (including, without limitation, current reports on Form 8-K) which the Borrower or any Subsidiary may now or hereafter be required to file with or deliver to the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof, and copies of all material news releases sent to all stockholders;

          (g) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Borrower or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or
(iv) above, could reasonably be expected to have a Material Adverse effect;

          (h) Upon any Senior Officer becoming aware thereof, prompt written notice of the occurrence of (i) each Default, (ii) each Event of Default, and
(iii) each Material Adverse change; and

          (i) From time to time, such other information regarding the financial position or business of the Borrower and the Subsidiaries, as the Agent, at the request of any Lender, may reasonably request.

     7.8 Records

     Permit representatives of the Agent and such Lender to visit the offices of the Borrower and each Subsidiary on reasonable notice during reasonable business hours, to examine the books and records thereof and auditors' reports relating thereto, to make copies or extracts therefrom, to discuss the affairs of the Borrower and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Borrower and each Subsidiary with the Borrower's auditors.

     7.9 Authorizations

     Maintain and cause each Subsidiary to maintain, in full force and effect, all licenses, copyrights, patents, trademarks, trade names, franchises, permits, applications, reports, and other authorizations and rights, which, if not so maintained, would individually or in the aggregate have a Material Adverse effect.

     7.10 Interest Coverage Ratio

     Maintain at the end of each fiscal quarter of the Borrower an Interest Coverage Ratio of not less than 2.0:1.0.

     7.11 Debt Service Ratio

     Maintain at the end of each fiscal quarter of the Borrower a Debt Service Ratio of not less than 1.5:1.0, calculated on a year-to-date basis as provided in Exhibit H.

     7.12 FIC Statutory Capital and Surplus

     Cause FIC to maintain at all times a Statutory Capital and Surplus of not less than $140,000,000.

     7.13 FIC Total Adjusted Capital

     Cause FIC to maintain at all times a Total Adjusted Capital of not less than 300% of the Authorized Control Level Risk-Based Capital.

     7.14 FIC Compliance with IRIS Ratios

     Cause FIC to be in compliance at all times with all IRIS Ratios, provided that with respect to the fiscal year ending December 31, 1995, the calculation of the "surplus ratio" included in the IRIS Ratios for FIC shall exclude therefrom the effect of the FIC Contribution.

     7.15 Participation in IRIS

     Cause each Insurance Subsidiary to continue to participate in IRIS.

     7.16 Concerning the Tax Sharing Agreement

     Promptly submit the Tax Sharing Agreement for all necessary regulatory approvals and, thereafter, provide the Agent with a copy thereof.


8. NEGATIVE COVENANTS

     The Borrower covenants and agrees that on and after the Effective Date and until the later to occur of (a) the Commitment Termination Date, and (b) the payment in full of the Notes, the Commitment Fee and all other sums which are then due and payable under the Loan Documents, the Borrower will not:

     8.1 Liens

     Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Borrower or any Subsidiary, or permit any Subsidiary so to do, except any one or more of the following types of
Liens:  (a)  Liens  in  connection  with  workers'  compensation,   unemployment
insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code), (b) Liens to secure the performance of bids, tenders, letters of credit, contracts, including conditional sales contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business, (c) mechanics', workmen's, carriers', warehousemen's, materialmen's, landlords', or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted, (d) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or such Subsidiary, (e) Liens of at-
tachments, judgments or awards against the Borrower or any Subsidiary (i) which could not reasonably be expected to have a Material Adverse effect, or (ii) with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or such Subsidiary, (f) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operation of the business of the Borrower or such Subsidiary, (g) Liens existing on the Effective Date and set forth on Schedule 8.1, (h) statutory Liens in favor of lessors arising in connection with Property leased to the Borrower or any Subsidiary, (i) Liens on Property hereafter acquired by the Borrower or any Subsidiary in connection with Acquisitions permitted hereunder, and (j) any Lien which is an extension, renewal or replacement of any other Lien otherwise permitted under this Section 8.1, provided, however, that the Liens permitted under this Section 8.1(j) shall not spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

     8.2 Dispositions

     Make any Disposition, or permit any Subsidiary so to do, other than Dispositions of Property in the ordinary course of business.

     8.3 Acquisitions

     Effect any  Acquisition,  or permit any Subsidiary so to do,  provided that
(i) the Borrower may effect an Acquisition as long as, after giving effect thereto, (x) the Borrower is the surviving entity of such Acquisition, (y) the total cash consideration, if any, paid by the Borrower with respect to all Acquisitions in any fiscal year does not exceed $10,000,000 and (z) no Default or Event of Default shall or would exist immediately before and after giving effect thereto, and (ii) any Subsidiary may effect an Acquisition as long as immediately before and after giving effect thereto (y) no Default or Event of Default shall or would exist and (z) such Acquisition would not cause any Applicable

Insurance Regulatory Authority to restrict the ability of such Insurance Subsidiary to pay dividends or otherwise make distributions to the Borrower or any Subsidiary in any manner.

     8.4 Line of Business

     Engage, or permit any Subsidiary to engage, in any business other than any business in which the Borrower or any Subsidiary is engaged in on the date of this Agreement or any other insurance- related businesses.

     8.5 Transactions with Affiliates

     Become, or permit any Subsidiary to become, a party to any transaction with any Affiliate of the Borrower on a basis less favorable to the Borrower or such Subsidiary in any material respect than if such transaction were not with an Affiliate of the Borrower.

     8.6 Adoption of Pension Plans

     Adopt a Pension Plan, or permit any Subsidiary so to do, unless this Agreement is amended, in form and substance satisfactory to the Required Lenders, to insert the customary provisions with respect thereto.

9. DEFAULT

     9.1 Events of Default

     The following shall each constitute an "Event of Default" hereunder:

          (a) The failure of the Borrower to make any payment of principal on any Note when due and payable; or

          (b) The failure of the Borrower to make any payment of interest on any Loan, or to make any payment in respect of the Commitment Fee, in any case on any

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

date when due and payable and such default shall continue unremedied for a period of 5 Domestic Business Days after the same shall have become due; or

          (c) The failure of the Borrower to observe or perform any covenant or agreement contained in Sections 2.4, 7.1, 7.10, 7.11, 7.12, 7.13 or in Section 8; or

          (d) More than two Primary IRIS Ratios of FIC shall fail to be within the usual range or value, within the meaning of IRIS, and such failure shall continue unremedied for a period of 30 days after any Senior Officer shall have become aware of such failure, or more than two of the Secondary IRIS Ratios of FIC shall fail to be within the usual range or value, within the meaning of IRIS, and such failure on more than two of such failed Secondary IRIS Ratios shall have occurred for two consecutive years.

          (e) The failure of the Borrower to observe or perform any other covenant or agreement contained in this Agreement, and such failure shall have continued unremedied for a period of 30 days after any Senior Officer shall have become aware of such failure; or

          (f) Any representation or warranty of the Borrower (or of any of its officers on its behalf) made in any Loan Document, or made in any certificate, report, opinion (other than an opinion of counsel) or other document delivered on or after the date hereof, shall in any such case prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

          (g) (i) Obligations in an aggregate amount in excess of $1,000,000 of the Borrower (other than its obligations hereunder and under the Notes) and the Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness (other than Indebtedness arising solely under any policy of insurance underwritten or issued, in whole or in part, by the Borrower or any Insurance Subsidiary to, or in favor of, any Person other than the Borrower or any Subsidiary or Affiliate of the Borrower) or any net liability under interest rate swap, collar, exchange or cap agreements, (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (B) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any such obligations shall have the right to declare the Indebtedness evidenced thereby due and payable prior to its stated maturity; or

          (h) The Borrower or any Subsidiary shall (i) suspend or discontinue its business (except as may otherwise be expressly permitted herein), or (ii) make an assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or (v) file a voluntary petition in bankruptcy, or (vi) become insolvent (however such insolvency shall be evidenced), or (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction (including under any law applicable to insurance companies), or (viii) petition or apply to any tribunal, any Department or Commissioner of Insurance of any State, or any other Governmental Authority, for any receiver, custodian or any trustee for any substantial part of its Property, or (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, or (x) file any answer admitting or not contesting the material allegations of any such petition filed against it, or of any order, judgment or decree approving such petition in any such proceeding, or
(xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent (including any Department or Commissioner of Insurance of any State) for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains unstayed and in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing (except as may otherwise be expressly permitted herein); or

          (i) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court or other Governmental Authority having jurisdiction and continues unstayed and in effect for a period of 60 days (i) adjudging the Borrower or any Subsidiary bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of, or in respect of the Borrower or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law (including under any law applicable to insurance companies), or (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or of substantially all of the Property of any thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Subsidiary; or

          (j) Judgments or decrees in an aggregate amount in excess of $1,000,000 against the Borrower and the Subsidiaries shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days; or

          (k) A Level Event shall occur and be continuing with respect to FIC for a period in excess of 30 days.

          (l) Any license, authorization, franchise, permit, right, approval or agreement of the Borrower or any Subsidiary to own or operate any business of the Borrower or such Subsidiary is not renewed, or is suspended or revoked, and the non-renewal, suspension or revocation thereof would have a Material Adverse effect.

     9.2 Contract Remedies

          (a) Upon the occurrence or at any time during the continuance of an Event of Default, the Agent, at the written request of the Required Lenders, shall notify the Borrower that the Commitments have been terminated and that the Loans and the Notes have been declared immediately due and payable, provided that upon the occurrence of an Event of Default under Section 9.1(h) or (i), the Commitments shall automatically terminate and the Notes shall become immediately due and payable without declaration or notice to the Borrower. To the fullest extent not prohibited by law, except for the notice provided for in the preceding sentence, the Borrower hereby expressly waives any presentment, demand, protest, notice of protest or other notice of any kind in connection with the Loan Documents and its obligations thereunder. To the fullest extent not prohibited by law, the Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar law, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of this Agreement and the other Loan Documents.

          (b) In the event that the Commitments shall have been terminated or the Loans and the Notes shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Lenders agree, among themselves, that any funds received from or on behalf of the Borrower under any Loan Document by any of the Lenders (except funds received by any Lender as a result of a purchase from such Lender pursuant to the provisions of Section 11.9) shall be remitted to the Agent, and shall be applied by the Agent in payment of the Loans and the obligations of the Borrower hereunder in the following manner and order: (i) first, to reimburse the Agent and, thereafter, the Lenders for any expenses due from the Borrower pursuant to the provisions of Section 11.5, (ii) second, to the payment of the Commitment Fee, (iii) third, to the payment of any other fees, expenses or amounts (other than the principal of and interest on the Notes) payable by the Borrower to the Agent or any of the Lenders under the Loan Documents, (iv) fourth, to the payment of accrued interest due on the Loans and the Notes, (v) fifth, to the payment of principal outstanding on the Loans and the Notes, and (vi) sixth, any remaining funds shall be paid to whomsoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

          (c) In the event that the Loans and the Notes shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Agent, upon the written request of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents. In the event that the Agent shall fail or refuse so to proceed, each Lender shall be entitled to take such action as the Required Lenders shall deem appropriate to enforce its rights under the Loan Documents.


10. THE AGENT

           10.1    Appointment

          Each Lender hereby irrevocably designates and appoints BNY as the Agent of such Lender under the Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

     10.2 Delegation of Duties

     The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties, and shall not be held liable for any action taken or omitted to be taken in good faith upon the advice of such counsel.

     10.3 Exculpatory Provisions

     Neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Agent for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any party contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower, any Subsidiary, or any other Person to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Borrower or any Subsidiary. The Agent, in its capacity as such, shall not be under any liability or responsibility to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by

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

any Lender of any of its obligations under any of the Loan Documents. The Lenders acknowledge that the Agent shall not be under any duty to take any discretionary action permitted hereunder unless the Agent shall be requested in writing to do so by the Required Lenders.

     10.4 Reliance by Agent

     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may treat each Lender, or the Person designated in the last notice filed under Section 11.7, as the holder of all of the interests of such Lender in its Loans and in its Notes until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent and all requirements of Section 11.7 have been satisfied. The Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected form the Lenders in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     10.5 Notice of Default

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


     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice thereof from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating such notice is a "Notice of Default." In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action or give such directions, or refrain from taking such action or giving such directions, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

     10.6 Non-Reliance

     Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in- fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter, including any review of the affairs of the Borrower or the Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and the Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower and the Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower or the Subsidiaries which may come



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

into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

     10.7 Indemnification

     Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever, including any amounts paid to the Lenders by or for the account of the Borrower pursuant to the terms hereof, that are subsequently rescinded or avoided (or must otherwise be restored or returned), which may at any time (including at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Agent. The agreements in this Section 10.7 shall survive the payment of the Notes and all other amounts payable under the Loan Documents.

     10.8 Agent in its Individual Capacity

     BNY, and each of its affiliates, may make loans to, accept deposits from, issue letters of credit for the account of and generally engage in any kind of business with, the Borrower and the Subsidiaries as though BNY was not the Agent hereunder. With respect to the Commitment made or renewed by BNY and the Note issued to BNY, BNY shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Agent and the term "Lender" shall include BNY.


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


     10.9 Successor Agent

     If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notification of its resignation as the Agent under this Agreement, such resignation to be effective on the earlier to occur of (a) the thirtieth day after the date of such notice, and (b) the date upon which any successor to the Agent, in accordance with the provisions of this
Section 10.9, shall have accepted in writing its appointment as such successor Agent. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Agent therefor reasonably acceptable to the Borrower. If no such successor Agent shall have been so appointed by the Required Lenders and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent therefor, which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the written acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall automatically become a party to this Agreement and shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent's rights, powers, privileges and duties as the Agent under this Agreement shall be terminated. The Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Agent's resignation as the Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If at any time there shall not be a duly appointed and acting Agent, upon notice duly given, the Borrower agrees to make each payment when due hereunder and under the Notes and the other Loan Documents directly to the Lenders entitled thereto during such time.


11. OTHER PROVISIONS

     11.1 Amendments, Waivers, Etc.


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


     With the written consent of the Required Lenders, the Agent and the appropriate parties to the Loan Documents (other than the Lenders) may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences, provided that no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders (i) increase the Commitment Amount of any Lender (provided that no waiver of a Default or Event of Default shall be deemed to constitute such an increase), (ii) extend the Commitment Period (other than as provided in Section 2.7(b)), (iii) reduce the amount, or extend the time of payment, of the Commitment Fee, (iv) reduce the rate, or extend the time of payment of, interest on any Loan or any Note (other than the applicability of any post-default increase in such rate of interest), (v) reduce the amount, or extend the time of payment of any installment or other payment of principal on any Loan or any Note, (vi) decrease or forgive the principal amount of any Loan or any Note, (vii) consent to any assignment or delegation by the Borrower or any Subsidiary of any of its rights or obligations under any Loan Document,
(viii) change the provisions of this Section 11.1, or (ix) change the definition of Required Lenders, and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision of
Section 10 or otherwise change any of the rights or obligations of the Agent under any Loan Document without the written consent of the Agent. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the parties to the applicable agreement, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     11.2 Notices


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


     Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, if in writing, shall be deemed to have been duly given or made (a) when delivered by hand, (b) one Domestic Business Day after having been sent by overnight courier service, (c) five Domestic Business Days after having been deposited in the mail, first-class postage prepaid, or (d) in the case of facsimile notice, when sent, addressed as follows in the case of the Borrower and the Agent, and as set forth in Exhibit A in the case of each of the Lenders, or to such other addresses as to which the Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes (but not by giving or leaving a message on an answering or recording device, and E-mail messages shall not constitute notice hereunder):

     The Borrower:

             Frontier Insurance Group, Inc.
             195 Lake Louise Marie Road
             Rock Hill, New York 12775-8000
             Attention: Dennis F. Plante,
                            Chief Financial Officer
             Facsimile: (914) 796-1904
             Telephone: (914) 796-2100 (ext. 197)


          The Agent:

             The Bank of New York
                 One Wall Street
             New York, New York 10286
             Attention: Nicole M. Negrea,
                          Assistant Vice President
             Facsimile: (212) 809-9520
             Telephone: (212) 635-6482,


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


except that any notice, request or demand by the Borrower to or upon the Agent or the Lenders pursuant to Sections 2.3, 2.7 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

     11.3 No Waiver; Cumulative Remedies

     No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     11.4 Survival of Representations and Warranties

     All representations and warranties made in the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents.

     11.5 Payment of Expenses and Taxes

     The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made, (a) to pay or reimburse the Agent for all its reasonable costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, waiver, consent, supplement or modification to, the Loan Documents, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby whether such Loan Documents or any such amendment, waiver, consent, supplement or modification to the Loan Documents or any documents prepared in connection therewith are executed and whether the transactions contemplated thereby are consummated, including the reasonable fees and disbursements of Special Counsel, (b) to pay or reimburse the Agent and the Lenders for



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

all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including reasonable fees and disbursements of Special Counsel and such local counsel(s) (but not more than one in each jurisdiction) as may be reasonably required by the Agent, but no other counsel, (c) to pay, indemnify, and hold each Lender and the Agent harmless from any and all applicable recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Lender, the Agent and each of their respective officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever, including reasonable fees and disbursements of Special Counsel and such local counsel as may be reasonably required by the Agent, with respect to the enforcement of the Loan Documents (all the foregoing, collectively, the "Indemnified Liabilities") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay Indemnified Liabilities to the Agent or any Lender arising from the gross negligence, willful misconduct or unlawful actions of the Agent or such Lender. The agreements in this Section 11.5 shall survive the termination of the Commitments and the payment of the Notes and all other amounts payable hereunder.

     11.6 Lending Offices

     Each Lender shall have the right at any time and from time to time to transfer any Loan to a different office of such Lender.

     11.7 Successors and Assigns

          (a) This Agreement, the Notes and the other Loan Documents to which the Borrower is a party shall be binding upon and inure to the benefit of the Borrower,



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

the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns.

          (b) Subject to Section 11.7(e), each Lender may at any time assign all or any portion of its rights under any Loan Document to any Federal Reserve Bank.

          (c) In addition to its rights under Section 11.7(b), each Lender shall have the right to sell, assign, transfer or negotiate (each an "Assignment") all or any portion of all of its Loans, its Commitment and its Notes to any subsidiary or Affiliate of such Lender or to any other Lender, and, with the Borrower's prior written consent (which consent shall not be unreasonably withheld and shall not be required of the Borrower if, at the time of such Assignment, an Event of Default shall exist) at any time, upon written notice to the Agent of its intent to do so, to make an Assignment of all or any portion of its Loans, its Commitment and its Notes to any bank, financial institution, pension fund, mutual fund or other similar fund, provided that the parties to each such Assignment shall execute and deliver to the Agent an Assignment and Acceptance Agreement along with a fee (the "Assignment Fee"), for the account of the Agent, of $2,500. Upon receipt of each such executed Assignment and Acceptance Agreement together with the Assignment Fee therefor, the Agent shall execute the same and, in the event that either the assignee thereunder is a Lender (or a subsidiary or Affiliate thereof) or the Borrower shall have consented to such assignment (to the extent that such consent was not unreasonably withheld and is required as aforesaid), (i) record the same and execute two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one copy to the assignor and one copy to the assignee, and (ii) request the Borrower to execute and deliver (1) to such assignee, a Note in an aggregate principal amount equal to the Loans assigned to, and Commitment assumed by, such assignee, and (2) to such assignor, in the event that such assignor shall retain any Loans and Commitment, a Note in an aggregate principal amount equal to the balance of such assignor Lender's Loans and Commitment. The Borrower agrees that it shall, upon each such request of the Agent, execute and deliver such new Notes at its own cost and expense. Upon such delivery, acceptance and recording by the Agent, from and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and shall for all purposes of this Agreement and the other Loan Documents be deemed a "Lender" and, to the extent provided in such Assignment and



                                     - 69 -
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

Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents.

          (d) In addition to the participations provided for in Section 11.9(b), each Lender may grant participations in all or any part of its Loans, its Notes and its Commitment to one or more banks, pension funds, mutual funds or other financial institutions, provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no sub-participations shall be permitted, (v) the granting of such participation does not require that any immediate out-of-pocket cost or expense be borne by the Borrower, and (vi) the voting rights of any holder of any participation shall be limited to the right to consent to any action taken or omitted to be taken by such Lender under the Loan Documents which would (A) increase the Commitment Amount of any Lender (provided that no waiver of a Default or Event of Default or of any mandatory reduction of any of the foregoing shall be deemed to constitute such a change), (B) extend the Commitment Period, (C) reduce the amount or extend the time of payment of the Commitment Fee, (D) reduce the rate or extend the time of payment of interest on any Loan or any Note (other than the applicability of any post-default increase in such rate of interest), (E) reduce the amount or extend the time of payment of any installment or other payment of principal on any Loan or any Note, (F) decrease or forgive the principal amount of any Loan or any Note, or (G) consent to any assignment or delegation by the Borrower of all of its rights or obligations under all of the Loan Documents.

          (e) No Lender shall, as between and among the Borrower, the Agent, and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its Loans, its Commitment and its Notes, except that a Lender shall be relieved of its obligations to the extent of any such Assignment of all or any part of its Loans, its Commitment or its Notes pursuant to Section 11.7(c).




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


     11.8 Counterparts

     The Loan Documents (other than the Notes) may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A set of the copies of this Agreement and each of the other Loan Documents signed by all of the parties thereto shall be lodged with each of the Borrower and the Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by facsimile or other electronic means to the same extent as if originally signed.

     11.9 Set-off and Sharing of Payments

          (a) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or 9.1(b), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and apply against any indebtedness or other liability, whether matured or unmatured, of the Borrower to such Lender arising under the Loan Documents, any amount owing from such Lender to the Borrower. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance of, service upon such Lender of, or notice to such Lender of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Agent after each such set-off and application made by such



                                     - 71 -
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

Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          (b) If any Lender (each a "Benefited Lender") shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans or its Notes in excess of its Commitment Percentage of payments then due and payable on account of the Loans and Notes received by all the Lenders, such Lender shall forthwith purchase, without recourse, for cash, from the other Lenders such participations in their Loans and Notes as shall be necessary to cause such purchasing Lender to share the excess payment with each of them according to their Commitment Percentages, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's pro rata share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.9(b) may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     11.10 Indemnity

     The Borrower agrees to indemnify and hold harmless the Agent and each Lender from and against any loss, cost, liability, damage or expense, including the reasonable fees and disbursements of Special Counsel and such local counsel as may be reasonably required by the Agent or such Lender, incurred by the Agent or such Lender in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (a) any untrue statement or alleged untrue statement of any material fact, in any document or schedule executed or filed with any Gov-



                                     - 72 -
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

ernmental Authority by or on behalf of the Borrower or any Subsidiary which relates to the transactions contemplated by the Loan Documents, (b) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading, or (c) any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of any Loan which is alleged to be in violation of Section 2.4, or in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable thereto. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Agent and the Lenders hereunder or at common law or otherwise, shall include the fees and disbursements of Special Counsel and such local counsel as may be reasonably required by the Agent, incurred in connection with establishing liability under this Section 11.10 or collecting amounts payable under this Section 11.10 and shall survive any termination of this Agreement, the expiration of the Commitments and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall not have any liability under this
Section 11.10 to any indemnified person with respect to indemnified liabilities which are determined by a final and nonappealable judgment of a court of competent jurisdiction to have arisen primarily from the gross negligence, willful misconduct or unlawful actions of such indemnified person or which arise solely out of any litigation between or among the Agent and the Lenders.

     11.11 Governing Law

     The Loan Documents and the rights and obligations of the parties thereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

     11.12 Severability

     Every provision of this Agreement and the other Loan Documents is intended to be severable, and if any term or provision hereof or thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not be affected or impaired thereby, and any invalidity,



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illegality  or  unenforceability  in  any  jurisdiction  shall  not  affect  the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     11.13 Integration

     All exhibits to the Loan Documents shall be deemed to be a part thereof. Each Loan Document embodies the entire agreement and understanding between or among the parties thereto with respect to the subject matter thereof and supersedes all prior agreements and understandings between or among the parties thereto with respect to the subject matter thereof.

     11.14 Treatment of Certain Information

     Each Lender and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and non-public information supplied by the Borrower or any Subsidiary pursuant to this Agreement (a) which is identified by such Person as being confidential at the time the same is delivered to such Lender or the Agent, or (b) which constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants' certification delivered hereunder, provided, however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or the Lenders, (v) in connection with any litigation to which any one or more of the Lenders or the Agent is a party, or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers a confidentiality agreement containing substantially the same restrictions as set forth in this Section.

     11.15 Acknowledgments


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


     The Borrower acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents, (b) by virtue of the Loan Documents, neither the Agent nor any Lender has any fiduciary relationship to the Borrower, and the relationship between the Agent and the Lenders, on the one hand, and the Borrower, on the other hand, is solely that of debtor and creditor, and (c) by virtue of the Loan Documents, no joint venture exists among the Lenders or among the Borrower and the Lenders.

     11.16 Consent to Jurisdiction

     The Borrower irrevocably submits to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

     11.17 Service of Process

     The Borrower agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.15 by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of the Borrower set forth in Section 11.2. The Borrower agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

     11.18 No Limitation on Service or Suit

     Nothing in the Loan Documents or any modification, waiver, or amendment thereto shall affect the right of the Agent or any Lender to serve process in any manner



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

permitted  by law or  limit  the  right  of the  Agent  or any  Lender  to bring
proceedings   against  the  Borrower  in  the  courts  of  any  jurisdiction  or jurisdictions.

     11.19 WAIVER OF TRIAL BY JURY

     EACH OF THE AGENT, THE LENDERS AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE AGENT OR THE LENDERS, OR COUNSEL TO THE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.




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




     AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Agreement to be executed on its behalf.


     FRONTIER INSURANCE GROUP, INC.


   By: ________________________________
   Name: ______________________________
   Title:______________________________



    THE BANK OF NEW YORK, in its capacity
      as a Lender and in its capacity as
      the Agent


   By: ________________________________
   Name: ______________________________
   Title:______________________________





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

                          FRONTIER INSURANCE EXHIBIT B

                                  FORM OF NOTE


$______________.                                          _________ __, 1995
                                                          New York, New York


               FOR VALUE RECEIVED, the undersigned, FRONTIER INSURANCE GROUP, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of _________________________ (the "Lender") the lesser of
$_________________ or the outstanding principal balance of the Lender's Loans, together with interest thereon, at the rate or rates, in the amounts and at the time or times set forth in the Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of June 29, 1995, by and among the Borrower, the Lenders party thereto and The Bank of New York, as the agent (in such capacity, the "Agent"), in each case at the office of the Agent located at One Wall Street, New York, New York, or at such other place as the Agent may specify from time to time, in lawful money of the United States of America in immediately available funds.

Capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

               The Loans evidenced by this Note are prepayable in the amounts, and on the dates, set forth in the Credit Agree ment. This Note is one of the Notes under, and as such term is defined in, the Credit Agreement, and is subject to, and shall be construed in accordance with, the provisions thereof, and is entitled to the benefits set forth in the Loan Documents.

               The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach thereto (a) the date and amount of each Loan made by the Lender, (b) the character of each Loan as one or more ABR Advances, one or more Eurodollar Advances, one or more Negotiated Rate Advances or a combination thereof, (c) the Interest Period and Eurodollar Rate or Negotiated Rate applicable to each Eurodollar Advance or Negoti-


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

ated Rate Advance, as the case may be, and (d) the date and amount of each Conversion of, and each payment or prepayment of principal of, each Loan. The failure to so record or any error in so recording shall not affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the Credit Agreement.

               Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

               This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New York, without regard to principles of conflict of laws.

               This Note may only be amended by an instrument in writing executed pursuant to the provisions of Section 11.1 of the Credit Agreement.

                                            FRONTIER INSURANCE GROUP, INC.


                                            By: ___________________________
                                            Name: _________________________
                                            Title: ________________________





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